Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

THE CHOSEN, INC.

September 24, 2024

This Certificate of Amendment (“Certificate of Amendment”) of the Certificate of Incorporation (the “Certificate of Incorporation”) of The Chosen, Inc. (the “Company”), is being duly executed and filed by the undersigned, as an authorized person, to amend the Certificate of Incorporation of the Company under Section 242 of the General Corporation Law of the State of Delaware.

FIRST: The name of the corporation is The Chosen, Inc.

SECOND: The Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on November 29, 2022, is hereby amended by deleting in its entirety: “FIRST: The name of the corporation is The Chosen, Inc.,” and substituting in lieu thereof  the following:

“FIRST: The name of the corporation is 5&2 Studios, Inc.”

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first set forth above.

By:	/s/ David Stidham
Name: David Stidham
Title: Senior Vice President & General Counsel, Corporate Secretary